Exhibit 99.1

         Stratagene Reports Strong First Quarter 2005 Results

    LA JOLLA, Calif.--(BUSINESS WIRE)--May 10, 2005--Stratagene Corporation (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the first quarter ended March 31, 2005.
    For the first quarter of 2005, revenue grew 27% to $24.6 million compared with $19.4 million in the first quarter of 2004.
    For the first quarter of 2005, the Company generated net income of $2.9 million, or $0.13 per diluted share, compared with $2.1 million, or $0.13 per diluted share, in the comparable quarter of 2004.
    At March 31, 2005, cash, cash equivalents and marketable securities were $4.7 million and total assets were $81 million. Since early 2004, the Company has repaid more than $15 million in total debt. As of March 31, 2005, total debt was $6 million.
    "Our core life science and clinical diagnostics businesses continue to perform strongly, with Quantitative PCR (QPCR) and clinical allergy diagnostics sales once again leading growth," said Joseph A. Sorge, MD, President and CEO of Stratagene Corporation. "During the first quarter our QPCR product line achieved sales growth of 15%, while our clinical allergy diagnostics product line grew 20%. With the strong growth trends and efficiencies that we are experiencing in our core businesses, we are raising our full year earnings per share guidance to a range of $0.39 to $0.43 per share. We remain well positioned to continue to invest in our long-term molecular and clinical diagnostics strategies.
    "During the past quarter, we entered an exciting new agreement with the Sidney Kimmel Cancer Center to license a family of pending patents and related technology covering a novel methodology used to discover cancer-related genes," continued Dr. Sorge. "This agreement and others like it are important components of our molecular diagnostics strategy. Our plan remains to use genes like these that have predictive capabilities for cancer and eventually other diseases to develop diagnostic test kits based on our QPCR FullVelocity(TM) technology. This intellectual property positions us well to bring to market unique products that can serve the broadening molecular diagnostics market.
    "In clinical diagnostics, we continued to work closely with Bayer Diagnostics and Beckman Coulter to adapt our reagents to their diagnostic instruments," continued Dr. Sorge. "Based upon our progress and input from both companies, we remain confident that each will both be ready to launch their new tests in the second half of 2005. We are excited about these growth opportunities in clinical and molecular diagnostics and believe that the positive feedback we have received to date for both technologies is indicative of our future opportunities."
    Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq:HYBD), with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's 2005 results include the historical results of Stratagene combined with the results of Hycor from the effective date of the merger through March 31, 2005. The inclusion of Hycor's results subsequent to the completion of the merger transaction is responsible for an additional $5.7 million of revenues in the three month period ended March 31, 2005.
    Gross margin on product sales was 65.6% for the first quarter of 2005 compared with 69.5% for the same quarter of 2004. The lower gross margin rate is primarily due to the inclusion of lower margin clinical diagnostic product sales since the merger with Hycor.
    Selling, marketing and general and administrative expenses increased 27% in the first quarter to $9.1 million compared with $7.2 million in the first quarter of 2004 primarily as a result of the addition of Hycor's expenses for 2005. Stratagene also recorded amortizable intangible assets related to patents, trade names and customer contracts, which are being amortized to selling, general and administrative expense through approximately June 2009. The quarterly amortization expense is currently approximately $130,000.
    Net income during the quarter was positively impacted by other income which included approximately $530,000 resulting from a litigation settlement and the benefit derived from lower interest expense due to the reductions to outstanding debt since June of 2004.

    Outlook for the Full Year 2005

    For the full year 2005, Stratagene continues to expect revenue to be between $95 and $98 million. As a result of the strength in sales of its core products and the positive impact of other income associated with the aforementioned settlement and lower interest expense, the Company is raising its expectations for earnings per share to a range of $0.39 to $0.43. The Company continues to expect its full year effective tax rate to be 36%. In addition, the Company expects to achieve a gross margin of between 64% and 65%. Research and development expenses should be between 12% and 13% of revenue and selling, general and administrative expenses should range between 37% and 38% of revenue.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Tuesday, May 10, 2005, at 12:00 p.m. Eastern Time to discuss the Company's first quarter 2005 results and outlook for the remainder of 2005, as well as current corporate developments. The dial-in number for the conference call is 800-218-9073 for domestic participants and 303-262-2211 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight on Tuesday, May 17, 2005. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11028479#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

    Forward-Looking Statements

    This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including Stratagene's beliefs about its business prospects and future results of operations. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please refer to the "risk factors" contained in Stratagene's Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission.


               STRATAGENE CORPORATION AND SUBSIDIARIES
                             (unaudited)
               (in thousands except earnings per share)

CONDENSED CONSOLIDATED INCOME STATEMENTS
----------------------------------------------------------------------
                                             Three Months Ended
                                                  March 31,
                                       -------------------------------
                                            2005            2004
                                       ---------------- --------------

Revenues                                       $24,600        $19,422
Costs and expenses:
  Cost of products sold                          8,466          5,926
  Research and development                       2,889          2,521
  Sales, marketing and general and
   administrative                                9,119          7,199
                                       ---------------- --------------
Total costs and expenses                        20,474         15,646
                                       ---------------- --------------
Income from operations                           4,126          3,776
Other income and expenses:
  Loss on foreign currency
   transactions                                   (114)          (129)
  Equity in income (loss) of joint
   venture                                           -            (24)
  Other income, net                                533             85
  Interest expense                                 (99)          (694)
  Interest income                                    5             67
                                       ---------------- --------------
Total other income (expense)                       325           (695)
                                       ---------------- --------------
Income before income taxes                       4,451          3,081
Income tax expense                               1,516          1,007
                                       ---------------- --------------
  Net income                                    $2,935         $2,074
                                       ================ ==============

Earnings per share:
  Basic                                          $0.13          $0.13
  Diluted                                        $0.13          $0.13

Weighted average shares:
  Basic                                         22,031         15,633
  Diluted                                       22,131         15,633


CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                                          Mar. 31,        Dec. 31,
                                            2005            2004
                                       ---------------- --------------
Cash, cash equivalents and marketable
 securities                                     $4,732         $5,670
Other current assets                            29,894         28,033
Property and equipment, net                     11,832         12,112
Goodwill                                        27,234         27,234
Other assets, net                                7,341          7,283
                                       ---------------- --------------
  Total assets                                 $81,033        $80,332
                                       ================ ==============

Current portion of long-term debt                 $735           $735
Other current liabilities                       16,307         15,069
Long-term debt, less current portion             5,218          8,972
Other long-term liabilities                        642            396
Stockholders' equity                            58,131         55,160
                                       ---------------- --------------
  Total liabilities and stockholders'
   equity                                      $81,033        $80,332
                                       ================ ==============


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
                                             Three Months Ended
                                                  March 31,
                                       -------------------------------
                                            2005            2004
                                       ---------------- --------------
Cash flows from operating activities:
   Net income                                   $2,935         $2,074
   Depreciation and amortization                   956            630
   Stock-based compensation                        179             41
   Other items, net                               (623)          (231)
                                       ---------------- --------------
      Net cash provided by operating
       activities                                3,447          2,514
                                       ---------------- --------------
Cash flows from investing activities:
   Purchases of property and equipment            (392)          (166)
   Additions to intangible assets                 (321)          (283)
   Other items, net                                (32)          (217)
                                       ---------------- --------------
      Net cash used in investing
       activities                                 (745)          (666)
                                       ---------------- --------------
Cash flows from financing activities:
   Principal payments on debt, net              (3,750)          (816)
   Other items, net                                 96              -
                                       ---------------- --------------
      Net cash used in financing
       activities                               (3,654)          (816)
Effects of foreign currency exchange
 rates on cash                                     (17)            31
                                       ================ ==============
   Net increase in cash                           (969)         1,063
Cash at beginning of period                      4,890          2,004
                                       ---------------- --------------
Cash at end of period                           $3,921         $3,067
                                       ================ ==============

    CONTACT: Stratagene Corporation
             Reg Jones, 858-535-5400, ext. 15419
             or
             EVC Group, Inc.
             Investors:
             Douglas Sherk/Jennifer Beugelmans, 415-896-6820 or
             Media:
             Sheryl Seapy, 415-272-3323